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EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
interWAVE Communications International, Ltd.

    We consent to the incorporation by reference in the registration statement (No. 333-38690) on Form S-8 of interWAVE Communications International, Ltd. of our reports dated August 7, 2000, relating to the consolidated balance sheets of interWAVE Communications International, Ltd. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended
June 30, 2000 and the related schedule, which reports appear in the June 30, 2000 annual report on Form 10-K of interWAVE Communications International, Ltd.

                                                                    /s/ KPMG LLP

Mountain View, California
SEPTEMBER 26, 2000